AMENDMENT TO THE INVESTMENT MANAGEMENT AGREEMENT
FOR THE TIAA-CREF FUNDS

      AMENDMENT, dated August 1, 2010, to the Investment
      Management Agreement dated February 1, 2006 (the
      Agreement), as amended, by and between TIAA-CREF
      Funds (the Trust) and Teachers Advisors, Inc. (Advisors).

	WHEREAS, the Trust has established two additional series (the Funds) for which Trust would like
Advisors to serve as investment manager pursuant to the terms of the Agreement between the Trust and Advisors, whereby Advisors provides investment management services to series of the Trust for a fee;

	NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Trust and Advisors hereby agree to amend the Agreement as follows:

1. The following Funds shall be subject to the terms and provisions of the Agreement:

Emerging Markets Equity Fund
Emerging Markets Equity Index Fund


2. The following shall be added to Appendix A of the Agreement:

Emerging Markets Equity Fund

Assets Under Management (Billions) Fee Rate (average daily net assets)
$0.0-$1.0                          0.85%
Over $1.0--$2.5                    0.83%
Over $2.5-$4.0                     0.81%
Over $4.0                          0.79%


Emerging Markets Equity Index Fund

Assets Under Management (Billions) Fee Rate (average daily net assets)

All Assets                         0.14%



IN WITNESS WHEREOF, the Trust and Advisors have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first written above.


TIAA-CREF FUNDS


By:
Title:


TEACHERS ADVISORS, INC.


By:
Title:



EXHIBIT A


                                   Inst Cl Premier Cl Rtmt Cl  Retail Cl
Emerging Markets Equity Fund	    0.95%    1.10%     1.20%     1.34%


Emerging Markets Equity Index Fund  0.25%    0.40%     0.50%     0.64%